Exhibit 10

Amendment to the Directors Stock Compensation and Deferral Plan

      RESOLVED that effective September 28, 2004, paragraph 3 of Section B of Article IV of the Wells Fargo & Company Directors Stock Compensation and Deferral Plan is amended to read in its entirety as follows:

3.	Reload Award. With respect to an option granted under Section A of Article IV of the Plan on or before September 27, 2004 (an “Original Option”), if while serving on the Board, a Non-Employee Director exercises the Original Option and pays the option exercise price using Common Stock in accordance with the terms of the Plan, the Non-Employee Director shall automatically be granted a “reload” stock option on the date of such exercise. The reload stock option grant shall equal the number of whole shares of Common Stock used in the swap exercise to pay the option exercise price. Subject to the provisions of Section B of Article IV, the reload stock option may be exercised between the date of grant and the date of expiration of the Original Option. No reload stock option shall be granted if the Original Option is exercised after a Non-Employee Director leaves the Board of Directors of the Company for any reason. No reload stock option shall be granted upon exercise of a reload option or with respect to an option granted under Section A of Article IV of the Plan on or after September 28, 2004.